As filed with the Securities and Exchange Commission on June 11, 2024

Registration No. 333-271597

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

to

FORM S-3 REGISTRATION STATEMENT NO. 333-271597

UNDER

THE SECURITIES ACT OF 1933

Deciphera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

30-1003521

(I.R.S. Employer Identification Number)

200 Smith Street

Waltham, MA 02451

(781) 209-6400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven L. Hoerter

President and Chief Executive Officer

Deciphera Pharmaceuticals, Inc.

200 Smith Street

Waltham, MA 02451

(781) 209-6400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey M. Held, Esq.

Deciphera Pharmaceuticals, Inc.

200 Smith Street

Waltham, MA 02451

(781) 209-6400

and

Jason T. Simon

Tricia Branker

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

Telephone: (703) 749 1300

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Deciphera Pharmaceuticals, Inc., a Delaware corporation (“Deciphera”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (No. 333-271597), which became effective automatically upon filing on May 3, 2023, in relation to the registration of Deciphera’s common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, debt securities, warrants and/or units.

On April 29, 2024, Deciphera entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ono Pharmaceutical Co., Ltd., a Japanese company (kabushiki kaisha) (“Ono”), and Topaz Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Ono (“Merger Sub”). Pursuant to the Merger Agreement, on June 11, 2024, Merger Sub merged with and into Deciphera with Deciphera surviving the merger as a wholly-owned subsidiary of Ono.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Deciphera has terminated, as of the date hereof, any and all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by Deciphera in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Deciphera hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on June 11, 2024. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

DECIPHERA PHARMACEUTICALS, INC.

By:	/s/ Steven L. Hoerter
Name: Steven L. Hoerter
Title: President and Chief Executive Officer